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                                                                    Exhibit (11)
                             WALL STREET DELI, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                  (Unaudited)



                                                          For the Three Months Ended           For the Six Months Ended
                                                    December 28, 1996  December 30, 1995  December 28, 1996   December 30, 1995
                                                    -----------------  -----------------  -----------------   -----------------
 SHARES:

      Weighted average number of common shares
      outstanding                                          3,326,353        3,407,317          3,368,356         3,406,960

      Effect of shares issuable under stock option
      plan as determined by the treasury stock method          1,369            4,174              3,762            10,654
                                                          ----------       ----------         ----------        ----------
      Weighted average number of common shares
      outstanding as adjusted                              3,327,722        3,411,491          3,372,118         3,417,614

 PER COMMON SHARE COMPUTATIONS:

             Net income                                   $  142,111       $   52,146         $  370,458        $   69,605
                                                          ==========       ==========         ==========        ==========

 Earnings per share                                       $      .04       $      .01         $      .11        $      .02
                                                          ==========       ==========         ==========        ==========





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